Exhibit 99.1

Longs Reports Preliminary January and Fourth Quarter Sales

and Announces Sale of a Distribution Facility

WALNUT CREEK, CA (February 2, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $360.5 million for the four-week period ended January 26, 2006, a 7.4% increase from total sales of $335.6 million in the comparable period a year ago. Effective January 1, 2006, the Company began generating revenues with three new prescription drug plans offered under Medicare Part D through its wholly-owned subsidiary, RxAmerica. As a result, approximately 5.1% of Longs preliminary total sales for January were generated by RxAmerica compared with 0.8% last year.

Preliminary January same-store sales increased 2.2% from the same period last year. Pharmacy same-store sales increased 5.2% and front-end same-store sales decreased 0.7%. Pharmacy sales were 51.7% of total drug store sales compared with 50.3% a year ago.

Preliminary total sales of $1.24 billion for the thirteen weeks ended January 26, 2006 were 3.8% higher than the $1.20 billion in the comparable period last year. Pharmacy sales were 47.1% of total drug store sales during the period, compared with 45.7% a year ago. Same-store sales increased 2.0%, with pharmacy same-store sales increasing 5.2% and front-end same-store sales decreasing 0.7%.

Preliminary total sales of $4.67 billion for the 52 weeks ended January 26, 2006 were 1.3% higher than the $4.61 billion reported in the comparable period last year. Pharmacy sales were 48.6% of total drug store sales during the period, compared with 47.4% a year ago. Same-store sales increased 0.6%, with pharmacy same-store sales increasing 3.2% and front-end same-store sales decreasing 1.7%.

During the month of January, Longs Drug Stores completed the sale of its 427,000 square foot distribution facility located in Lathrop, California. The facility will be replaced by the new 800,000 square foot distribution facility currently under construction in Patterson, California and planned for completion in the Fall of 2006. The net gain on the sale of this property of approximately $11.0 million before taxes will be recorded in the Company’s financial results for the fourth quarter ended January 26, 2006.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 476 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary.

Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.